UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 18, 2018

AGREE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland

(State of other jurisdiction of incorporation)

1-12928 (Commission file number)	38-3148187 (I.R.S. Employer Identification No.)
70 E. Long Lake Road Bloomfield Hills, MI (Address of principal executive offices)	48304 (Zip code)

(Registrant’s telephone number, including area code) (248) 737-4190

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.           ☐

Item 8.01	Other Events.

On May 18, 2018, Agree Realty Corporation (the “Company”) and Agree Limited Partnership (the “Operating Partnership”), for which the Company is the sole general partner, entered into separate at the market equity distribution agreements with each of Raymond James Associates, Inc., Robert W. Baird & Co. Incorporated, Stifel, Nicolaus & Company, Incorporated and SunTrust Robinson Humphrey, Inc. (collectively, the “Non-Forward ATM Equity Distribution Agreements”) and with Citigroup Global Markets Inc. (“Citigroup”), Jefferies LLC (“Jefferies”) and Wells Fargo Securities, LLC (“Wells Fargo”) (collectively, the “Forward ATM Equity Distribution Agreements”, and together with the Non-Forward Equity Distribution Agreements, the “ATM Equity Distribution Agreements”), pursuant to which the Company may issue and sell from time to time shares of the Company’s common stock, $0.0001 par value per share, having an aggregate offering price of up to $250,000,000 (the “Shares”). We refer to these entities, when acting in their capacity as sales agents, individually as a “sales agent” and collectively as “sales agents.” The Forward ATM Equity Distribution Agreements with Citigroup, Jefferies and Wells Fargo provide that, in addition to the issuance and sale of common stock by us through a sales agent acting as a sales agent or directly to the sales agent acting as principal for its own account at a price agreed upon at the time of sale, we also may enter into forward sale agreements between us and each of Citigroup, Jefferies and Wells Fargo, or their respective affiliates. The Company refers to Citigroup, Jefferies and Wells Fargo, when acting as agents for forward purchasers, individually as a “forward seller” and collectively as “forward sellers.”

Sales of the Shares, if any, may be made in negotiated transactions, which may include block trades, or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange.

In addition to the issuance and sale of the Shares through the sales agents, the Forward ATM Equity Distribution Agreements with Citigroup, Jefferies and Wells Fargo provide that the Company also may enter into forward sale agreements under separate master forward sale confirmations and related supplemental confirmations between the Company and a forward seller or its affiliate. The Company refers to these entities, when acting in this capacity, individually as a “forward purchaser” and collectively as “forward purchasers.” In connection with each particular forward sale agreement, the relevant forward purchaser will borrow from third parties and, through the relevant forward seller, sell a number of shares of common stock equal to the number of shares of common stock underlying the particular forward sale agreement.

The Company will not initially receive any proceeds from the sale of borrowed shares of common stock by a forward seller. The Company expects to fully physically settle each particular forward sale agreement with the applicable forward purchaser on one or more dates specified by the Company on or prior to the maturity date of that particular forward sale agreement, in which case the Company will expect to receive aggregate net cash proceeds at settlement equal to the number of shares underlying the particular forward sale agreement multiplied by the relevant forward sale price. However, the Company may also elect to cash settle or net share settle a particular forward sale agreement, in which case the Company may not receive any proceeds from the issuance of shares, and the Company will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of its common stock (in the case of net share settlement).

Each sales agent will receive from the Company a commission that will not exceed, but may be lower than, 2.0% of the gross sales price of all Shares sold through it as sales agent under the applicable ATM Equity Distribution Agreement. In connection with each forward sale, the Company will pay the relevant forward seller, in the form of a reduced initial forward sale price under the related forward sale agreement with the related forward purchaser, commissions at a mutually agreed rate that shall not be more than 2.0% of the gross sales price of all borrowed Shares sold by it as a forward seller.

The Shares will be issued pursuant to the Company’s registration statement on Form S-3 (File No. 333-218476), filed with the Securities and Exchange Commission (the “Commission”) on June 2, 2017, which became immediately effective upon filing, and a prospectus supplement dated May 18, 2018, filed by the Company with the Commission on May 18, 2018. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing description of the material terms of the ATM Equity Distribution Agreements and the master forward sale confirmations does not purport to be complete and is qualified in its entirety by reference to Exhibits 1.1, 1.2 and 1.3 filed herewith, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

1.1	Form of Non-Forward ATM Equity Distribution Agreement
1.2	Form of Forward ATM Equity Distribution Agreement
1.3	Form of Master Forward Sale Confirmation
5.1	Opinion of Ballard Spahr LLP regarding the validity of the Shares to be issued
8.1	Opinion of Honigman Miller Schwartz and Cohn LLP as to certain tax matters
23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1)
23.2	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 8.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

Date: May 18, 2018	By: /s/ Clayton R. Thelen
Clayton R. Thelen, Chief Financial Office and Secretary